EXHIBIT 3.25
                         AMENDED AND RESTATED
                      ARTICLES OF INCORPORATION
                                   OF
                             EMPIRE OIL CO.
                        A California Corporation


     RICHARD S. ALDEN, JR. and DONALD R. WELKER certify that:

     1. They are the President and Secretary, respectively, of EMPIRE OIL CO., a California corporation.

     2. The Articles of Incorporation of this Corporation are amended and restated in their entirety to read as follows:

                               "I.

                               NAME

         The name of this Corporation is EMPIRE OIL CO.

                                II.

                              PURPOSE

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                               III.

                          CAPITALIZATION

          This Corporation is authorized to issue only (1) class of stock; and the total number of shares which this Corporation is authorized to issue is Two Thousand Five Hundred (2,500).

                             ARTICLE IV.

                          DIRECTOR LIABILITY

          The liability of the Directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                V.

                     INDEMNIFICATION OF AGENTS

          This Corporation is authorized to provide indemnification of agents (as defined in Section 317) of the California Corporations Code) for breach of duty to the Corporation and its shareholders through Bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

                                 VI.

                               ELECTION

          This Corporation elects to be governed by all of the provisions of the General Corporation Law effective January 1, 1977, not otherwise applicable to it under Chapter 23 thereof."

     3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 230. The number of shares voting in favor of the amendment exceeded the vote required, in that the percentage vote required was more than 50% and the amendment was approved by the affirmative vote of 230 shares or 100% of the outstanding voting shares.

     We further declare under penalty of perjury under the laws of the State of California that the maters set forth in this certificate are true and correct to our own knowledge.

DATED: September 26, 2006

                                  /s/ RICHARD S. ALDEN, JR.
                                  --------------------------------
                                  RICHARD S. ALDEN, JR., President

                                  /s/ DONALD R. WELKER
                                  --------------------------------
                                  DONALD R. WELKER, Secretary